As filed with the Securities and Exchange Commission on January 19, 2005

                                                      Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Newfield Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	1389	72-1133047
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. employer
incorporation or organization)	classification code number)	identification number)

363 N. Sam Houston Pkwy E., Suite 2020	Terry W. Rathert
Houston, Texas 77060	Senior Vice President and Chief Financial Officer
(281) 847-6000	Newfield Exploration Company
(Address, including zip code, and telephone number, including	363 N. Sam Houston Pkwy E., Suite 2020
area code, of each registrant’s principal executive offices)	Houston, Texas 77060
(281) 847-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
James H. Wilson
Vinson & Elkins L.L.P.
2300 First City Tower, 1001 Fannin
Houston, Texas 77002-6760
(713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Offering	Proposed Maximum	Amount of
Securities to be Registered	Registered	Price Per Share	Aggregate Offering Price	Registration Fee
6 5/8% Senior Subordinated Notes due 2014	$325,000,000	100%	$325,000,000	$38,253

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 19, 2005

PROSPECTUS

Newfield Exploration Company
$325,000,000

Offer to Exchange

6 5/8% Senior Subordinated Notes due 2014
for all outstanding
6 5/8% Senior Subordinated Notes due 2014

Terms of the exchange offer:

•	we will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that we have registered under the Securities Act of 1933

•	expires at 5:00 p.m., New York City time, on February , 2005, unless extended

•	is subject to customary conditions, which we may waive in our sole discretion, but is not conditioned upon any minimum aggregate principal amount of old notes being tendered

•	tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer

•	the exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes

Terms of the new notes:

•	will be substantially identical to the old notes, but based on interpretations of the SEC staff, will be freely tradeable

•	will accrue interest from August 18, 2004 at 6 5/8% per annum, payable semi-annually on each March 1 and September 1, commencing March 1, 2005

•	will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods

     You should carefully consider the risk factors beginning on page 6 of this prospectus before participating in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Each broker-dealer that receives notes for its own account in the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of one year from the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                               , 2005.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. See “Where You Can Find More Information” beginning on page 65 for a listing of documents we incorporate by reference. These documents are available without charge upon written or oral request directed to Newfield Exploration Company, 363 N. Sam Houston Pkwy E., Suite 2020, Houston, Texas 77060, Attention: Steve Campbell, telephone (281) 847-6000. To ensure timely delivery of these documents, any request should be made by        , 2005. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference in the documents.

Page
Prospectus Summary	1
Risk Factors	6
Forward-Looking Statements	13
Ratio of Earnings to Fixed Charges	14
Private Placement	14
Use of Proceeds	14
The Exchange Offer	15
Description of the Notes	21
United States Federal Income Tax Consequences	63
Plan of Distribution	63
Validity of the New Notes	65
Where You Can Find More Information	65

Annex A – Letter of Transmittal
Second Supplemental Indenture
Registraton Rights Agreement
Opinion of Vinson & Elkins L.L.P.
Computation of Ratio of Earnings to Fixed Charges
Consent of PricewaterhouseCoopers LLP
Consent of Hein & Associates LLP
Form T-1 Statement of Eligibility and Qualification

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of this document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

i

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus or in the documents incorporated by reference herein. You should carefully read this prospectus and the documents incorporated by reference herein to fully understand the terms of the exchange offer and the new notes as well as the other considerations that are important to you in making an investment decision. Unless the context otherwise requires, references to “Newfield,” “we,” “us” and “our” refer to Newfield Exploration Company and its subsidiaries.

Our Company

     We are an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. Our company was founded in 1989. Our initial focus area was the Gulf of Mexico. In the mid-1990s, we began to expand our operations to other select areas. Our areas of operation now also include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins, the Uinta Basin of the Rocky Mountains, China’s Bohai Bay, offshore Malaysia, offshore Brazil and the North Sea. Over the past few years, we have acquired significant onshore assets. Today, more than 60% of our reserves are located onshore in the U.S.

     We are a Delaware corporation with our principal executive offices located at 363 N. Sam Houston Pkwy E., Suite 2020, Houston, Texas 77060. Our telephone number at such address is (281) 847-6000.

The Exchange Offer

     On August 12, 2004, we issued $325 million aggregate principal amount of our 6 5/8% Senior Subordinated Notes due 2014. We refer to these notes in this prospectus as the “old notes.” We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act of 1933. Accordingly, the old notes are subject to transfer restrictions. Old notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions either registered under the Securities Act or exempt from or not subject to the Securities Act registration requirements.

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Pursuant to that agreement, we agreed to file the registration statement of which this prospectus is a part with the SEC and to use our reasonable best efforts to have the registration statement declared effective by the SEC and to complete the exchange offer within 45 days after the registration statement became effective. In the exchange offer, you are entitled to exchange your old notes for new notes with substantially identical terms. However, based on interpretations of the SEC staff, your new notes will be freely tradeable. You should read the discussion under the heading “The Exchange Offer—Resale of New Notes.” For further information about the new notes, you should read the discussions under the headings “—Terms of the New Notes” and “Description of the Notes.”

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. For further information, please read “Plan of Distribution.”

     If you do not exchange your old notes in the exchange offer, you will no longer be able to require us to register your old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered your old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

     We have summarized the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” for further information about the exchange offer and the resale of new notes.

Expiration	The exchange offer will expire at 5:00 p.m., New York City time, on February , 2005, or such later date and time to which we extend it.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration of the exchange offer. We will return to you, without charge, promptly after the expiration or termination of the exchange offer, any old notes that you tendered that were not accepted by us for exchange.

Conditions to the Exchange Offer	We will not be required to accept old notes for exchange:

	•	if the exchange offer would be unlawful or would violate any interpretation of the staff of the SEC; or

	•	if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program and that DTC confirm that:

	•	DTC has received your instructions to exchange your old notes, and

	•	you agree to be bound by the terms of the letter of transmittal.

For more information about tendering your old notes, please refer to the sections in this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer” and “—Procedures for Tendering.”

By agreeing to be bound by the terms of the letter of transmittal, you will represent to us that, among other things:

	•	any new notes that you receive will be acquired in the ordinary course of your business;

	•	you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes;

	•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

	•	if you are a broker-dealer, you will receive new notes for

your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

• if you are a broker-dealer, you did not purchase the old notes to be exchanged for the new notes from us; and

• you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Guaranteed Delivery Procedures	None.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in the exchange offer, you will no longer be able to require us to register your old notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered your old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

United States Federal Income Tax Consequences	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes in the exchange offer.

Exchange Agent	We have appointed Wachovia Bank, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows: Wachovia Bank, National Association, Corporate Actions – NC1153, 1525 West W.T. Harris Blvd., 3C3, Charlotte, North Carolina 28288, Attention: Marsha Rice. Eligible institutions may make requests by facsimile at (704) 590-7628 or by telephone at (704) 590-7413.

Terms of the New Notes

     The new notes will be substantially identical to the old notes but, based on interpretations of the SEC staff, will be freely tradeable. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The old notes and the new notes will vote together as a single separate class under the indenture.

Notes Offered	$325 million aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2014.

Maturity	September 1, 2014.

Interest	6 5/8% per annum, payable semi-annually on each March 1 and September 1 commencing March 1, 2005.

Ranking	The new notes will be our unsecured senior subordinated debt. The new notes will rank junior in right of payment to all of our present and future Senior Indebtedness (as defined in this prospectus), equally in right of payment to our outstanding 8 3/8% Senior Subordinated Notes due 2012, and senior to all of our future indebtedness that is expressly subordinated to the new notes. The new notes will effectively rank junior to the obligations of our subsidiaries.

Subsidiary Guarantees	The new notes initially will not be guaranteed by any of our subsidiaries. However, the indenture governing the new notes provides that if any of our subsidiaries guarantees any of our indebtedness at any time in the future, then we will cause the new notes to be guaranteed by such subsidiary on a senior subordinated basis.

Optional Redemption	The new notes may be redeemed at any time on or after September 1, 2009, at our option, in whole or in part, at the prices listed under “Description of the Notes—Optional Redemption.” Prior to that date, the new notes may be redeemed at our option, in whole but not in part, at a make-whole price described under “Description of the Notes—Optional Redemption.” Before September 1, 2007, we may redeem up to 35% of the original principal amount of the new notes with the net cash proceeds of certain sales of our common stock at 106.625% of the principal amount, plus accrued and unpaid interest to the date of redemption.

Change of Control	If a change of control occurs prior to maturity, you may require us to purchase all or part of your new notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of redemption.

Certain Covenants	The indenture governing the new notes limits our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt;

• make restricted payments;

• pay dividends on or redeem our capital stock;

• make certain investments;

	•	create liens;

	•	make certain dispositions of assets;

	•	engage in transactions with affiliates; and

	•	engage in mergers, consolidations and certain sales of assets.

As to our restricted subsidiaries, the indenture governing the new notes also limits their ability to enter into or become subject to arrangements that would restrict or limit their ability to:

	•	pay dividends or make other distributions to us or other restricted subsidiaries;

	•	make loans or advances to us; and

	•	transfer any assets to us.

These covenants are subject to important exceptions and qualifications, as described under “Description of the Notes—Certain Covenants.”

If the new notes are assigned an investment grade rating by Moody’s Investors Service and Standard & Poor’s Ratings Services, many of these covenants will be suspended.

Trading	The new notes, like the old notes, will not be listed on any securities exchange or included in any automated quotation system.

RISK FACTORS

     You should consider carefully the risks described below, together with all of the other information contained or incorporated by reference in this prospectus, before making an investment decision.

Risks Related to the Exchange Offer

     If you fail to exchange your old notes, the market value of your old notes may be adversely affected because they may be more difficult to sell. If you fail to exchange your old notes for new notes in the exchange offer, you will continue to be subject to the transfer restrictions imposed by the Securities Act. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with the exchange offer and as required by the registration rights agreement, we do not intend to register resales of old notes.

Risks Associated with Our Operations

     Oil and gas prices fluctuate widely, and lower prices for an extended period of time are likely to have a material adverse impact on our business. Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. These prices also affect the amount of cash flow available for capital expenditures and to service our debt and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce.

     Among the factors that can cause fluctuations are:

•	the domestic and foreign supply of oil and natural gas;

•	the price and availability of alternative fuels;

•	weather conditions;

•	the level of consumer demand;

•	the price of foreign imports;

•	world-wide economic conditions;

•	political conditions in oil and gas producing regions; and

•	domestic and foreign governmental regulations.

     Our use of oil and gas price hedging contracts involves credit risk and may limit future revenues from price increases and result in significant fluctuations in our net income. We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

     Our future success depends on our ability to find, develop and acquire oil and gas reserves. As is generally the case, our producing properties in the Gulf of Mexico and the onshore Gulf Coast often have high initial production rates, followed by steep declines. To maintain production levels, we must locate and develop or acquire new oil and gas reserves to replace those depleted by production. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. We may be unable to find and develop or acquire additional reserves at an acceptable cost. In addition, substantial capital is required to replace and grow reserves. If lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under our credit arrangements, we may be unable to expend the capital necessary to locate and develop or acquire new oil and gas reserves.

     Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves most likely will vary from our estimates. Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the persons preparing the estimate.

     The proved reserve information incorporated by reference in this prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.

     Actual quantities of recoverable oil and gas reserves, future production, oil and gas prices, revenues, taxes, development expenditures and operating expenses most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves also may be susceptible to drainage by operators on adjacent properties.

     You should not assume that the present value of future net cash flows incorporated by reference in this prospectus is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs we used.

     If oil and gas prices decrease, we may be required to take writedowns. We may be required to writedown the carrying value of our oil and gas properties when oil and gas prices decrease or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

     We capitalize the costs to acquire, find and develop our oil and gas properties under the full cost accounting method. The net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using period-end oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value for unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of the excess to earnings. We review the carrying value of our properties quarterly, based on prices in effect (including the value of our hedge positions) as of the end of each quarter or as of the time of reporting our results. The carrying value of oil and gas properties is computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.

     We may be subject to risks in connection with acquisitions. The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil and gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

     The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis.

     We may not achieve the production growth we anticipated from our properties in the Uinta Basin. In August 2004, we acquired Inland Resources Inc. for approximately $577 million in cash. Inland’s primary asset is the 110,000-acre Monument Butte Field located in the Uinta Basin of Northeast Utah. Waterflooding, a secondary recovery operation that involves the injection of large volumes of water into the oil-producing reservoir, is necessary to recover the oil reserves in the field. We must negotiate with third parties to obtain additional sources of water. The crude oil produced in the Uinta Basin is known as “black wax” and has a higher paraffin content than crude oil found in most other major North American basins. Currently, area refineries have limited capacity to refine this type of crude oil. Our ability to significantly increase production from the field may be limited by the unavailability of sufficient water supplies or refining capacity or both. In addition, the performance of waterflood operations is often difficult to predict.

     Competitive industry conditions may negatively affect our ability to conduct operations. Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop their properties. Many of our competitors have financial resources that are substantially greater than ours, which may adversely affect our ability to compete with these companies.

     Drilling is a high-risk activity. Our future success will depend on the success of our drilling programs. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

     The oil and gas business involves many operating risks that can cause substantial losses; insurance may not protect us against all these risks. These risks include:

•	fires;

•	explosions;

•	blow-outs;

•	uncontrollable flows of oil, gas, formation water or drilling fluids;

•	natural disasters;

•	pipe or cement failures;

•	casing collapses;

•	embedded oilfield drilling and service tools;

•	abnormally pressured formations; and

•	environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

     If any of these events occur, we could incur substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	investigatory and clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

If we experience any of these problems, our ability to conduct operations could be adversely affected.

     Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities or reductions in revenue that could reduce or eliminate the funds available for our exploration and development programs and acquisitions, or result in the loss of properties.

     We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

     Exploration in deepwater involves greater operating and financial risks than exploration at shallower depths. These risks could result in substantial losses. Deepwater drilling and operations require the application of recently developed technologies and involve a higher risk of mechanical failure. We will likely experience significantly higher drilling costs for any deepwater wells that we drill. In addition, much of the deepwater play lacks the physical and oilfield service infrastructure present in shallower waters. As a result, development of a deepwater discovery may be a lengthy process and require substantial capital investment, resulting in significant financial and operating risks.

     In addition, as we carry out our deepwater program, we may not serve as the operator of significant projects in which we invest. As a result, we may have limited ability to exercise influence over operations related to these projects or their associated costs. Our dependence on the operator and other working interest owners for these deepwater projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities in the deepwater of the Gulf of Mexico. The success and timing of drilling and exploitation activities on properties operated by others therefore depend upon a number of factors that will be largely outside of our control, including:

•	the timing and amount of capital expenditures;

•	the availability of suitable offshore drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells; and

•	selection of technology.

     We have risks associated with our foreign operations. We currently have international activities and we continue to evaluate and pursue new opportunities for international expansion in select areas. Ownership of property interests and production operations in areas outside the United States is subject to the various risks inherent in foreign operations. These risks may include:

•	currency restrictions and exchange rate fluctuations;

•	loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;

•	increases in taxes and governmental royalties;

•	renegotiation of contracts with governmental entities and quasi-governmental agencies;

•	changes in laws and policies governing operations of foreign-based companies;

•	labor problems; and

•	other uncertainties arising out of foreign government sovereignty over our international operations.

     Our international operations also may be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, if a dispute arises with respect to our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.

     Other independent oil and gas companies’ limited access to capital may change our exploration and development plans. Many independent oil and gas companies have limited access to the capital necessary to finance their activities. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our drilling and development plans with respect to the affected project.

     We are subject to complex laws that can affect the cost, manner or feasibility of doing business. Exploration and development and the production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

     Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Risks Associated with the Notes

     The risks described below apply to both the old notes and the new notes.

     Your right to receive payments on the notes is junior to our existing senior indebtedness and is effectively junior to the obligations of our subsidiaries. The indebtedness evidenced by the notes is a senior subordinated obligation of Newfield. The payment of the principal of, premium, if any, on and interest on the notes is subordinate in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined in this prospectus), including borrowings under our credit arrangements.

     All of our international, U.S. mid-continent and Rocky Mountain properties, a significant portion of our onshore Gulf Coast properties and a small portion of our Gulf of Mexico properties are owned by our subsidiaries. Distributions or advances from our subsidiaries are a source of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. You will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries that do not guarantee the notes and to all secured or senior creditors of our subsidiaries, whether or not they guarantee the notes, with respect to the assets securing the claims of those secured creditors and generally with respect to senior creditors. Initially, none of our subsidiaries will guarantee the notes.

     If we experience a change of control, we may be unable to repurchase the notes as required under the indenture. Upon a change of control, you will have the right to require us, subject to various conditions, to repurchase the notes. We may not have sufficient financial resources to pay the repurchase price for the notes, or we may be prohibited from doing so under our revolving credit facility or other debt agreements. In addition, before we can purchase any notes, we may be required to:

•	repay our bank and other debt that ranks senior to the notes; or

•	obtain a consent from lenders of senior debt to repurchase the notes.

     If a change of control occurs and we are prohibited from repurchasing the notes, our failure to do so would cause us to default under the indenture, which in turn is likely to be a default under our credit arrangements, our outstanding senior notes due 2007 and 2011, our outstanding senior subordinated notes due 2012 and any future debt. Any other default under our revolving credit facility or other debt would also likely prohibit us from repurchasing the notes.

     Federal and state statutes allow courts, under specific circumstances, to void subsidiary guaranties. The indenture governing the notes does not require any subsidiary to guarantee the notes unless that subsidiary guarantees other indebtedness of ours as described under “Description of the Notes.” Currently, there are no subsidiary guarantors. Various fraudulent conveyance laws have been enacted for the protection of creditors, and a court may use these laws to subordinate or avoid any subsidiary guaranty that may be delivered in the future. A court could avoid or subordinate a subsidiary guaranty in favor of that subsidiary guarantor’s other creditors if the court found that either:

•	the guaranty was incurred with the intent to hinder, delay or defraud any present or future creditor or the subsidiary guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others; or

•	the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guaranty;

and, in either case, the subsidiary guarantor, at the time it issued the subsidiary guaranty:

•	was insolvent or rendered insolvent by reason of the issuance of the subsidiary guaranty;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

     Among other things, a legal challenge of the subsidiary guaranty on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of our issuance of the notes or the delivery of the subsidiary guaranty. To the extent the subsidiary guaranty was avoided as a fraudulent conveyance or held unenforceable for any other reason, you would cease to have any claim against that subsidiary guarantor and would be solely a creditor of us and of any subsidiary guarantors whose subsidiary guaranties were not avoided or held unenforceable. In that event, your claims against the issuer of an invalid subsidiary guaranty would be subject to the prior payment of all liabilities of that subsidiary guarantor.

     You may find it difficult to sell your notes because an active market for the notes may not develop. There is no existing trading market for the old notes. We do not know the extent to which investor interest will lead to the development of a trading market for the notes or how liquid that market might be. As a result, the market price of the notes could be adversely affected.

     The market price of the notes also could be adversely affected by factors such as:

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	ratings published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the redemption and repayment features of the notes; and

•	the time remaining to the maturity of the notes.

     As a result of these factors, you may only be able to sell your notes a prices below those you believe to be appropriate, including prices below the price you paid for them.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference herein may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus and the documents we incorporate by reference herein, including statements regarding estimated or anticipated operating and financial data, production targets, anticipated production rates, planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, wells planned to be drilled in the future, our financing plans and our business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including:

•	drilling results;

•	oil and gas prices;

•	well and waterflood performance;

•	severe weather conditions (such as hurricanes);

•	the prices of goods and services;

•	the availability of drilling rigs and other support services; and

•	the availability of capital resources.

     The information contained in this prospectus and the documents incorporated by reference into this prospectus identify additional factors that could affect our operating results and performance. We urge you to carefully consider these factors.

     All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

RATIO OF EARNINGS TO FIXED CHARGES

     We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

						Nine Months
						Ended
	Years Ended December 31,					September 30,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	3.1x	8.1x	5.5x	3.2x	6.0x	9.2x

     For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest (both expensed and capitalized), distributions on our convertible trust preferred securities (which were redeemed in full in June 2003) and the estimated interest component of rent expense.

PRIVATE PLACEMENT

     On August 12, 2004, we issued the $325 million principal amount of the outstanding 6 5/8% Senior Subordinated Notes due 2014 to the initial purchasers of those notes and received proceeds, after discounts but before other expenses, of $322.4 million. We issued the old notes to the initial purchasers in transactions exempt from registration under the Securities Act. The initial purchasers then offered and resold the notes to qualified institutional buyers initially at 100% of the principal amount of the old notes.

     We used the net proceeds from the offering of the old notes to fund a portion of the estimated $577 million cash purchase price of our acquisition of Inland Resources Inc.

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

     We sold the old notes in transactions that were exempt from the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. Old notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions either registered under the Securities Act or exempt from or not subject to the Securities Act registration requirements.

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Pursuant to that agreement, we agreed to file the registration statement of which this prospectus is a part with the SEC and to use our reasonable best efforts to have the registration statement declared effective by the SEC and to complete the exchange offer within 45 days after the registration statement became effective. We are offering the new notes under this prospectus in an exchange offer for the old notes to satisfy our obligations under the registration rights agreement.

     We filed the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. The descriptions of certain relevant portions of the registration rights agreement in this prospectus do not purport to be complete. We urge you to read the registration rights agreement in its entirety because it, and not the descriptions in this prospectus, define your rights under that agreement.

Resale of New Notes

     Based on interpretations of the SEC staff in “no action letters” issued to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquire your new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     The SEC has not, however, considered the legality of our exchange offer in the context of a “no action letter,” and there can be no assurance that the SEC staff would make a similar determination with respect to our exchange offer as it has in interpretations to other parties.

     If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of new notes, you:

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of new notes.

     Unless an exemption from registration is otherwise available, the resale by any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling securityholder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act.

     This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, only if you acquired your old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, old notes with an aggregate principal amount of $325 million are outstanding. This prospectus is being sent to DTC, the sole registered holder of the old notes, and to all persons that we can identify as beneficial owners of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

     Old notes that are not tendered for exchange in the exchange offer will:

•	remain outstanding;

•	continue to accrue interest; and

•	be entitled to the rights and benefits that holders have under the indenture relating to the old notes and, if applicable, the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read the discussion under “—Fees and Expenses” below for more details about fees and expenses incurred in the exchange offer.

     We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration

     The exchange offer will expire at 5:00 p.m., New York City time, on February       , 2005, unless in our sole discretion we extend it.

Extensions, Delay in Acceptance, Termination or Amendment

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any old notes by giving oral or written notice of the extension to their holders. During any such extensions, all old notes previously tendered and not withdrawn will remain subject to the exchange offer, and we may accept them for exchange.

     To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration.

     If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion, to:

•	delay accepting for exchange any old notes;

•	extend the exchange offer; or

•	terminate the exchange offer.

We will give oral or written notice of any such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

     If in our reasonable judgment the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC (due to a change in its current interpretations) or would be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer:

•	we will not be required to accept for exchange, or exchange any new notes for, any old notes; and

•	we may terminate the exchange offer before accepting any old notes for exchange.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described below under “— Procedures for Tendering” and set forth in the letter of transmittal; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the new notes under the Securities Act.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

     In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

     If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

     All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange Agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

     By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed and delivered it.

     There is no procedure for guaranteed late delivery of old notes.

     Determinations Under the Exchange Offer

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration or termination of the exchange offer.

     When We Will Issue New Notes

     In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of the transfer of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

     If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

     Your Representations to Us

     By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

•	if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

•	if you are a broker-dealer, you did not purchase the old notes to be exchanged for the new notes from us; and

•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration of the exchange offer. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to expiration of the exchange offer.

Fees and Expenses

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer, and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

Consequences of Failure to Exchange

     If you do not tender your old notes for new notes in the exchange offer, or if you tender your old notes but subsequently withdraw them, your old notes will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in limited circumstances). In addition, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Other

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the registration rights agreement.

DESCRIPTION OF THE NOTES

     We will issue the new notes, and we issued the old notes, under a Subordinated Indenture, dated as of December 10, 2001, between Newfield, as issuer, and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee, as supplemented by the Second Supplemental Indenture thereto dated as of August 18, 2004. In this prospectus, we sometimes refer to the Subordinated Indenture, as supplemented by the Second Supplemental Indenture, as the “Indenture.” This description is a summary of the material provisions of the Notes and the Indenture. It does not purport to be complete. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as a holder of Notes.

     We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part. The terms of the Indenture include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for each series, and the Notes are the second series of debt securities to be issued under the Indenture.

     As used in this “Description of the Notes” section, references to “Newfield,” “we,” “our” or “us” refer solely to Newfield Exploration Company and not to its subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under “— Certain Definitions” and in other parts of this description. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the “Notes” include the old notes and any new notes and Additional Notes actually issued.

General

     The Notes:

•	are unsecured senior subordinated obligations of Newfield, ranking equally in right of payment to Newfield’s 8 3/8% Senior Subordinated Notes due 2012;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of Newfield;

•	are senior in right of payment to any future Subordinated Obligations of Newfield;

•	will mature on September 1, 2014; and

•	bear interest commencing on the Issue Date at 6 5/8% per annum, payable semiannually on each March 1 and September 1, commencing March 1, 2005, to holders of record on the immediately preceding February 15 and August 15, respectively.

Principal, Maturity and Interest

     On the Issue Date, $325 million aggregate principal amount of old notes were issued. No further Notes have been issued. The Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. The Notes mature on September 1, 2014. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are entitled, without the consent of the Holders, to issue more Notes under the Indenture with the same CUSIP number as either the old notes or the new notes in an unlimited principal amount (the “Additional Notes”). The old notes and any new notes and Additional Notes will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

     Interest on the Notes will accrue at the rate of 6 5/8% per annum and will be payable semiannually in arrears on March 1 and September 1, commencing on March 1, 2005. We will make each interest payment to the holders of record of the Notes on the immediately preceding February 15 and August 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

     Additional interest may accrue on the Notes in certain circumstances as described under “—Exchange Offer and Registration Rights,” and all references in this “Description of the Notes” to interest include any such additional interest, unless the context otherwise requires.

     Interest on the Notes will accrue from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment and Transfer

     Initially, the Notes were issued only in global form. Beneficial interests in Notes in global form will be shown on, and transfers of interests in Notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which is currently the corporate trust office of the Trustee located at 50 Broad Street, Suite 550, New York, New York 10004).

     Payment of principal of, premium, if any, and interest on Notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global Notes. If any Notes are no longer represented by a global note, payment of interest on Notes in definitive form may, at our option, be made by check mailed directly to Holders at their respective registered addresses or by wire transfer to an account designated by a Holder.

     No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to register the transfer of or exchange any Note selected for redemption or for a period of 15 days before mailing a notice of redemption of the Notes. The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

     On and after September 1, 2009, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Period	Redemption Price
2009	103.3125%
2010	102.2083%
2011	101.1042%
2012 and thereafter	100.0000%

     Prior to September 1, 2007, we may at our option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 106.625%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Public Equity Offerings; provided that

•	at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by Newfield or its Affiliates); and

•	each such redemption occurs within 90 days after the date of the related Public Equity Offering.

     We will be entitled, at our option, at any time as a whole prior to September 1, 2009, to redeem the Notes at a redemption price equal to the sum of:

•	the principal amount thereof, plus

•	accrued and unpaid interest, if any, to the redemption date, plus

•	the Applicable Premium at the redemption date (which is computed with reference to the applicable Treasury Rate).

Selection and Notice of Redemption

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon surrender of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No Mandatory Redemption; Offers to Purchase; Open Market Purchases

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Subsidiary Guaranties

     Under the circumstances described below, our obligations under the Notes may in the future be jointly and severally guaranteed by our existing or future Subsidiaries as Subsidiary Guarantors. Currently, there are no Subsidiary Guarantors. The covenant described below under “—Certain Covenants—Future Guarantors” may require a Subsidiary in the future to execute and deliver a Guaranty Agreement.

     Under its Subsidiary Guaranty, each Subsidiary Guarantor will guarantee, jointly and severally, on a senior subordinated basis to each Holder and the Trustee, the full and prompt performance of our obligations under the Indenture and the Notes, including the payment of principal of (or premium, if any, on) and interest on the Notes.

     The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Associated with the Notes—Federal and state statutes allow courts, under specific circumstances, to void subsidiary guaranties.”

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk factors—Risks Associated with the Notes—Federal and state statutes allow courts, under specific circumstances, to void subsidiary guaranties.”

     The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

     (1) upon the sale or other disposition (including by way of consolidation or merger) of all of the Capital Stock of that Subsidiary Guarantor, in each case other than to Newfield or an Affiliate of Newfield and as permitted by the Indenture;

     (2) upon the liquidation and dissolution of such Subsidiary Guarantor;

     (3) upon our exercise of our legal defeasance, covenant defeasance or satisfaction and discharge option as described under “—Defeasance and Discharge;” or

     (4) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary.

Ranking

     Senior Indebtedness versus Notes

     The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of Newfield or the relevant Subsidiary Guarantor, as the case may be, including the obligations of Newfield and such Subsidiary Guarantor under the Revolving Credit Facility.

     Although the Indenture contains limitations on the amount of additional Indebtedness that Newfield and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. Please read “—Certain Covenants—Limitation on Indebtedness.”

     Liabilities of Subsidiaries versus Notes

     All of our international, U.S. mid-continent and Rocky Mountain properties, a significant portion of our onshore Gulf Coast properties and a small portion of our Gulf of Mexico properties are owned by our Subsidiaries. Distributions or advances from our Subsidiaries are a source of funds to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our Subsidiaries that we require to pay our debt service obligations, including payments on the Notes. Holders of the Notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our Subsidiaries that do not guarantee the Notes and to all secured or senior creditors of our Subsidiaries, whether or not they guarantee the Notes, with respect to the assets securing the claims of those secured creditors and generally with respect to senior creditors.

     Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants— Limitation on Indebtedness.”

     Other Senior Subordinated Indebtedness versus Notes

     Only Indebtedness of Newfield or any Subsidiary Guarantor that is Senior Indebtedness ranks senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty in all respects rank pari passu with all other Senior Subordinated Indebtedness of Newfield (including the 2012 Notes) and the relevant Subsidiary Guarantor, respectively.

     We have agreed in the Indenture that we and any Subsidiary Guarantor will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness is Senior Subordinated Indebtedness of Newfield or the Subsidiary Guarantor, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of Newfield or the Subsidiary Guarantor, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

Payment of Notes

     We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under “—Defeasance and Discharge” below and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following occurs (a “Payment Default”):

     (1) any Obligation on any Designated Senior Indebtedness of Newfield is not paid in full when due; or

     (2) any other default on Designated Senior Indebtedness of Newfield occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or cash equivalents. Regardless of these prohibitions, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

     During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of Newfield pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee and by us of written notice (a “Payment Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

     (1) by written notice to the Trustee and us from the Person or Persons who gave such Payment Blockage Notice;

     (2) because the default giving rise to such Payment Blockage Notice is cured, waived or otherwise no longer continuing; or

     (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash or cash equivalents.

     Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness has accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of Newfield during such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods are in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

     Upon any payment or distribution of the assets of Newfield upon a liquidation, dissolution or reorganization of or similar proceeding relating to Newfield or its property:

     (1) the holders of Senior Indebtedness of Newfield will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment; and

     (2) until the Senior Indebtedness of Newfield is paid in full in cash or cash equivalents, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Notes may receive certain Capital Stock and subordinated debt obligations.

     If a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of Newfield and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, Newfield or the Trustee must promptly notify the holders of Designated Senior Indebtedness of Newfield or the Representative of such Designated Senior Indebtedness of the acceleration.

     A Subsidiary Guarantor’s obligations under its Subsidiary Guaranty will be senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to Newfield’s obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

     By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of Newfield or a Subsidiary Guarantor who are holders of Senior indebtedness of Newfield or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the Holders of the Notes.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “—Defeasance and Discharge”

Change of Control

     Upon the occurrence of any of the following events (each a “Change of Control”), then, unless Newfield has exercised its right to redeem all the Notes, each Holder will have the right to require that Newfield repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Newfield;

     (2) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Newfield was approved by a vote of the majority of the directors of Newfield then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

     (3) the adoption of a plan relating to the liquidation or dissolution of Newfield; or

     (4) the merger or consolidation of Newfield with or into another Person or the merger of another Person with or into Newfield, or the sale of all or substantially all the assets of Newfield (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Newfield immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Unless we have exercised our right to redeem all the Notes and have delivered an irrevocable notice of redemption to the Trustee, within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment (late);

     (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

     (3) the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions, as determined by us, consistent with the covenant described hereunder, that Holder must follow in order to have its Notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Newfield and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Newfield and the initial purchasers. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

     The Revolving Credit Facility provides that the occurrence of certain change of control events with respect to Newfield will constitute a default thereunder. If at the time of a Change of Control the terms of any Senior Indebtedness of Newfield (including the Revolving Credit Facility) restrict or prohibit the purchase of Notes following such Change of Control, then, prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default with respect to the Notes, which would, in turn, constitute a default under the Revolving Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Newfield (determined on a consolidated basis) to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Newfield. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require Newfield to make an offer to repurchase the Notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

     The Indenture contains covenants including, among others, the following:

     Covenant Suspension

     During any period that the Notes have a rating equal to or higher than BBB- by S&P and Baa3 by Moody’s (“Investment Grade Ratings”) and no Default has occurred and is continuing, Newfield and the Restricted Subsidiaries will not be subject to the following covenants:

(a)	paragraphs (a) through (d) of the covenant described under “—Limitation on Indebtedness;”

(b)	“Limitation on Restricted Payments;”

(c)	“Limitation on Restrictions on Distributions from Restricted Subsidiaries;”

(d)	“Limitation on Sales of Assets and Subsidiary Stock;”

(e)	“Limitation on Affiliate Transactions;”

(f)	clause (3) of the covenant described under “—Merger and Consolidation;” and

(g)	“Future Guarantors,”

(collectively, the “Suspended Covenants”). If Newfield and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of S&P and Moody’s downgrades the rating assigned to the Notes below BBB-, in the case of S&P, and below Baa3, in the case of Moody’s, then Newfield and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (subject to subsequent suspension if the Notes again receive Investment Grade Ratings), and, with respect to Restricted Payments proposed to be made after the time of such downgrade, the permissibility of such proposed Restricted Payments will be calculated in accordance with the terms of the covenant described below under “—Limitation on Restricted Payments” as though such covenant had been in effect since the Issue Date, it being understood, however, that no actions taken by Newfield or any Restricted Subsidiary during the suspension period will constitute a Default or an Event of Default under the Suspended Covenants.

     Limitation on Indebtedness

     (a) Newfield will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Newfield and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.

     (b) Notwithstanding the foregoing paragraph (a), Newfield and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (“Permitted Indebtedness”):

     (1) Indebtedness Incurred by Newfield and its Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $650 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a) (3) (A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (B) $200 million plus 20% of ACNTA as of the date of such Incurrence;

     (2) Indebtedness owed to and held by Newfield or a Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to Newfield or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if Newfield is the obligor on such Indebtedness, unless such Indebtedness is owing to a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

     (3) the Notes (but excluding any Additional Notes) and all Subsidiary Guaranties;

     (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

     (5) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by Newfield (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by Newfield); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by Newfield, after giving pro forma effect thereto, Newfield would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness may be Incurred only by such Restricted Subsidiary or Newfield;

     (7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by Newfield and its Restricted Subsidiaries pursuant to the Indenture;

     (8) Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of Newfield and its Subsidiaries;

     (9) Obligations in respect of performance, bid and surety bonds, including Guarantees and letters of credit functioning as or supporting such performance, bid and surety bonds, completion guarantees and other reimbursement obligations provided by Newfield or any Restricted Subsidiary in the ordinary course of business (in each ease other than for an obligation for money borrowed);

     (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

     (11) Indebtedness consisting of any Guarantee by Newfield or a Subsidiary Guarantor of Indebtedness of Newfield or a Subsidiary Guarantor outstanding on the Issue Date or permitted by the Indenture to be Incurred by Newfield or a Subsidiary Guarantor;

     (12) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of Newfield and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $25 million;

     (13) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed of assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

     (14) In-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

     (15) Non-Recourse Purchase Money Indebtedness; and

     (16) Indebtedness of Newfield or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Newfield and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) above or paragraph (a)) does not exceed $50 million.

     (c) Notwithstanding the preceding, neither Newfield nor any Subsidiary Guarantor will Incur any indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Newfield or any Subsidiary Guarantor unless such Indebtedness is subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant:

     (1) any Indebtedness remaining outstanding under the Revolving Credit Facility on the Issue Date will be treated as incurred on such date under clause (1) of paragraph (b) above;

     (2) if an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Permitted Indebtedness described above, or is entitled to be incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant, Newfield, in its sole discretion, may classify (or later reclassify in whole or in part) such item of Indebtedness (or any portion thereof) as of the time of Incurrence in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

     (3) Newfield will be entitled to divide and classify (or later reclassify) an item of Indebtedness in more than one of the types of Permitted Indebtedness described above or as having been incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant.

     (e) Notwithstanding paragraphs (a) and (b) above, neither Newfield nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in right of payment to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

     Limitation on Restricted Payments

     (a) Newfield will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Newfield or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default has occurred and is continuing (or would result therefrom);

     (2) Newfield is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the 2002 Issue Date would exceed the sum of (without duplication):

     (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2002 to the end of the most recent fiscal quarter for which financial statements of Newfield are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

     (B) 100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by Newfield from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the 2002 Issue Date (other than an issuance or sale (w) in connection with the acquisition of EEX Corporation by merger, (x) to a Subsidiary of Newfield, (y) to an employee stock ownership plan or (z) to a trust established by Newfield or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by Newfield from its stockholders subsequent to the 2002 Issue Date; plus

     (C ) the aggregate Net Cash Proceeds received by Newfield subsequent to the 2002 Issue Date from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by Newfield or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount will be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of Newfield resulting from principal repayments made from time to time by such employee stock ownership plan or trust with respect to such Indebtedness; plus

     (D) the amount by which Indebtedness of Newfield is reduced on Newfield’s balance sheet upon the conversion or exchange (other than by a Subsidiary of Newfield) subsequent to the 2002 Issue Date of any Indebtedness of Newfield convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Newfield (less the amount of any cash, or the fair value of any other property, distributed by Newfield upon such conversion or exchange); provided, however, that the foregoing amount will not exceed the Net Cash Proceeds received by Newfield or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of Newfield or to an employee stock ownership plan or to a trust established by Newfield or any of its Subsidiaries for the benefit of their employees); plus

     (E) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by Newfield or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Newfield or any Restricted Subsidiary after the 2002 Issue Date, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Newfield’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Newfield or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess will not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A)-(D); plus

     (F) $15.0 million.

     (b) The preceding provisions will not prohibit:

     (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of Newfield (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Newfield or an employee stock ownership plan or to a trust established by Newfield or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Newfield from one or more of its stockholders; provided, however, that (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) will be excluded from the calculation of amounts under clause (3) (B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Newfield or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of Indebtedness that is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

     (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of Newfield or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of Newfield or an employee stock ownership plan or to a trust established by Newfield or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of Newfield that is permitted to be issued pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

     (4) other dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default has occurred and is continuing (or result therefrom); provided further, however, that such dividend will be included in the calculation of the amount of Restricted Payments at the time of payment;

     (5) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of Newfield or any of its Subsidiaries from employees, former employees, directors or former directors of Newfield or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) will not exceed $2.0 million in any calendar year; provided further, however, that such purchases, redemptions and other acquisitions and retirements will be excluded in the calculation of the amount of Restricted Payments;

     (6) repurchases, acquisitions or retirements of shares of Newfield common stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligations; provided, however, that such repurchases, acquisitions or retirements will be excluded in the calculation of the amount of Restricted Payments;

     (7) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments;

     (8) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase Notes pursuant to the covenants described under “—Change of Control” above or “—Limitation on Sales of Assets and Subsidiary Stock” below (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default has occurred and is continuing (or would result therefrom), and (B) such purchase, repurchase, redemption, defeasance or other acquisition and retirement for value will be excluded in the calculation of the amount of Restricted Payments; or

     (9) any redemption pursuant to a Qualified Redemption Transaction; provided, however, that such redemption will be included in the calculation of the amount of Restricted Payments at the time of the redemption.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by Newfield or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.

     For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, Newfield, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries

     Newfield will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Newfield or a Restricted Subsidiary or pay any Indebtedness owed to Newfield, (b) make any loans or advances to Newfield or (c) transfer any of its property or assets to Newfield, except:

     (1) with respect to clauses (a), (b) and (c),

     (i) any encumbrance or restriction pursuant to an agreement governing Indebtedness or Capital Stock and other agreements or instruments in effect at or entered into on the Issue Date;

     (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or Capital Stock or other agreement or instrument of such Restricted Subsidiary in existence on or prior to the date on which such Restricted Subsidiary was acquired by Newfield or otherwise became a Restricted Subsidiary (other than Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Newfield) and outstanding on such date;

     (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing in whole or in part of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or clause (B) of clause (2) of this covenant or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement or extension of an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or clause (B) of clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension agreement are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

     (iv) any customary encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

     (v) customary encumbrances and restrictions contained in agreements of the types described in the definition of the term “Permitted Business Investments;” and

     (vi) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of Newfield and its Restricted Subsidiaries; and

     (2) with respect to clause (c) only,

     (A) any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

     (B) any encumbrance or restriction contained in credit agreements, security agreements or mortgages securing Indebtedness of Newfield or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such credit agreements, security agreements or mortgages;

     (C) encumbrances and restrictions contained in any agreement, instrument or Capital Stock assumed by Newfield or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement, instrument or Capital Stock was entered into in connection with or in contemplation of such transaction ), which encumbrances and restrictions are not applicable to, any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

     (D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

     (E) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of Newfield and the Restricted Subsidiaries to realize the value of, property or assets of Newfield or any Restricted Subsidiary in any manner material to Newfield or any Restricted Subsidiary; and

     (F) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over Newfield or such Restricted Subsidiary,

     Limitation on Liens

     Newfield will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind except for Permitted Liens, on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (A) in the case of any Lien securing Subordinated Obligations, the Notes are secured by a Lien on such assets that is senior in priority to such Lien and (B) in the case of any other Lien, the Notes are either secured equally or ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

     Limitation on Sales of Assets and Subsidiary Stock

     (a) Newfield will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

     (1) Newfield or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination will be conclusive evidence of compliance with this provision), of the shares and assets subject to such Asset Disposition;

     (2) at least 75% of the consideration thereof received by Newfield or such Restricted Subsidiary is in the form of cash or cash equivalents, oil and natural gas properties or capital assets to be used by Newfield or any Restricted Subsidiary in the Oil and Gas Business; and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Newfield (or such Restricted Subsidiary, as the case may be)

     (A) first, to the extent Newfield elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire for value Senior Indebtedness of Newfield or any Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to Newfield or an Affiliate of Newfield) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

     (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Newfield elects, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

     (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the Notes (and to holders of other Senior Subordinated Indebtedness of Newfield designated by Newfield) to purchase Notes (and such other Senior Subordinated Indebtedness of Newfield) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (A) or (C) above, Newfield or such Restricted Subsidiary will permanently retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the preceding provisions of this covenant, Newfield and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash will be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

     (1) the assumption of Indebtedness of Newfield or any Restricted Subsidiary and the release of Newfield or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

     (2) securities received by Newfield or any Restricted Subsidiary from the transferee that are converted by Newfield or such Restricted Subsidiary into cash within 120 days of their receipt.

     Notwithstanding the preceding, the 75% limitation referred to in paragraph (a) (2) above will be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

     The requirement of clause (a) (3) (B) above will be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by Newfield or its Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated indebtedness of Newfield) pursuant to clause (a) (3) (C) above, Newfield will make such offer to purchase Notes on or before the 366th day after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, and will purchase Notes tendered pursuant to an offer by Newfield for the Notes (and such other Senior Subordinated Indebtedness of Newfield) at a purchase price of 100% of their principal amount (or, if such other Senior Subordinated Indebtedness of Newfield was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of Newfield, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, Newfield will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. Newfield will not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of Newfield) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount will be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

     (c) Newfield will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Newfield will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

     Limitation on Affiliate Transactions

     (a) Newfield will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Newfield (an “Affiliate Transaction”) unless:

     (1) the terms of the Affiliate Transaction are no less favorable to Newfield or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

     (2) if such Affiliate Transaction involves an amount in excess of $15 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Newfield disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

     (3) if such Affiliate Transaction involves an amount in excess of $30 million, the Board of Directors also has received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Newfield and its Restricted Subsidiaries or is not less favorable to Newfield and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

  (b) The provisions of the preceding paragraph (a) will not prohibit:

     (1) any Investment or other Restricted Payment, in each case not prohibited to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other benefit plans approved by the Board of Directors;

     (3) loans or advances to officers, directors and employees who are Affiliates in the ordinary course of business of Newfield or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

     (4) any transaction with a Restricted Subsidiary or joint venture or similar entity that would constitute an Affiliate Transaction solely because Newfield or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

     (5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Newfield;

     (6) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of Newfield or any Restricted Subsidiary as determined in good faith by the Board of Directors or Newfield’s senior management; and

     (7) any agreement as in effect on the Issue Date and described in the Offering Memorandum pursuant to which the old notes were offered and sold or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to Newfield or the Restricted Subsidiaries) and the transactions evidenced thereby.

     Merger and Consolidation

     Newfield will not consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, directly or indirectly, all or substantially all the assets of Newfield and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the “Successor Company”) is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not Newfield) expressly assumes, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Newfield under the Notes and the Indenture;

     (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default has occurred and is continuing;

     (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;”

     (4) Newfield has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and

     (5) Newfield has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable (A) to Newfield consolidating with, merging into, conveying, transferring, leasing or otherwise disposing of all or part of its assets to a Subsidiary Guarantor or (B) to Newfield merging with an Affiliate of Newfield solely for the purpose and with the sole effect of reincorporating Newfield in another jurisdiction within the United States of America or (C) at a time when Newfield and its Restricted Subsidiaries are not subject to the Suspended Covenants.

     For purposes of this covenant, the conveyance, transfer, lease or other disposition of all or substantially all the assets of one or more Subsidiaries of Newfield, which assets, if held by Newfield instead of such Subsidiaries, would constitute all or substantially all the assets of Newfield on a consolidated basis, will be deemed to be the disposition of all or substantially all the assets of Newfield.

     The Successor Company (if not Newfield) will be the successor to Newfield and will succeed to, and be substituted for, and may exercise every right and power of, Newfield under the Indenture, and its predecessor, except in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

     Newfield will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person, except another Subsidiary Guarantor or Newfield, unless:

     (1) except in the case of a Subsidiary Guarantor whose Capital Stock has been disposed of in its entirety to another Person (other than to Newfield or an Affiliate of Newfield), including through a merger or consolidation, if in connection therewith Newfield complies with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting or surviving Person (if not such Subsidiary Guarantor) will be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person will expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

     (2) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness that becomes an obligation of the resulting or surviving Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default has occurred and is continuing; and

     (3) Newfield delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such Guaranty Agreement comply with the Indenture.

     Future Guarantors

     Newfield will cause each Restricted Subsidiary that Guarantees or secures any other Indebtedness of Newfield to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

     SEC Reports

     Notwithstanding that Newfield may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Newfield will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but, without exhibits in the case of Noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     Defaults

     Each of the following will be an Event of Default with respect to the Notes:

     (1) a default in the payment of interest on the Notes when due, continued for 30 days;

     (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

     (3) the failure by Newfield to comply with its obligations under “—Certain Covenants— Merger and Consolidation” above;

     (4) the failure by Newfield or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture;

     (5) principal of or interest on any Indebtedness (other than Non-Recourse Purchase Money Indebtedness) of Newfield, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after payment is due, or the principal thereof is accelerated by the holders thereof because of a default, and the total principal amount of such Indebtedness exceeds $10 million (the “cross acceleration provision”), provided, however, that if any such Indebtedness is repaid or any such acceleration rescinded, within a period of ten days beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes will be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

     (6) certain events of bankruptcy, insolvency or reorganization of Newfield, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

     (7) any judgment or decree for the payment of money in excess of $10 million above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitee has not disclaimed responsibility is entered against Newfield, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

     (8) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) for five days after notice or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the “Guaranty Failure Provision”).

     However, a default under clauses (4) and (8) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify Newfield of the default and Newfield does not cure such default within 90 days after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Newfield occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to indemnification of the Trustee and the satisfaction of certain other conditions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. A Noteholder will not have any right to institute any proceeding with respect to the Indenture, unless:

•	the Holder has given written notice to the Trustee of an Event of Default;

•	the Holders of at least 25% in principal amount of the outstanding Notes have made written request, and such Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•	the Trustee fails to institute such proceeding, and has not received from the Holders of a majority in principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

     Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of payment of the principal of and interest or premium on its Note on or after the applicable due date.

     We are required to furnish to the Trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the Indenture.

Amendments and Waivers

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes (and the holders of a majority in principal amount of each other series of our subordinated debt securities affected by the amendment) then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

     (1) reduce the amount of Notes whose Holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any Note;

     (3) reduce the principal of or extend the Stated Maturity of any Note;

     (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

     (5) make any Note payable in money other than that stated in the Note;

     (6) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

     (7) make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

     (8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders in any material respect; or

     (9) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders in any material respect.

     Notwithstanding the preceding, the covenant described under the caption “—Change of Control” may be waived or amended as described in the last paragraph of the description.

     Notwithstanding the preceding, without the consent of any Holder of the Notes, Newfield, the Subsidiary Guarantors and Trustee may amend the Indenture:

     (1) to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for the assumption by a successor of the obligations of Newfield or any Subsidiary Guarantor under the Indenture;

     (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in section 163(f)(2)(B) of the Code);

     (4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

     (5) to add to the covenants of Newfield or a Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon Newfield or a Subsidiary Guarantor;

     (6) to make any change that does not adversely affect the rights of any Holder of the Notes in any material respect;

     (7) to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of Newfield or any Subsidiary Guarantor;

     (8) to make any change in respect of one or more other series of subordinated debt securities that is not applicable to the Notes;

     (9) to establish any other series of subordinated debt securities as permitted by the Indenture; or

     (10) to provide for a successor Trustee.

     However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of Newfield or a Subsidiary Guarantor then outstanding unless such holder of such Senior indebtedness (or its Representative) consents to such change or as otherwise permitted by the notes, debentures, bonds or other similar instruments evidencing such Senior Indebtedness.

Defeasance and Discharge

     The Notes will be subject to legal defeasance, to covenant defeasance and to satisfaction and discharge, in each case at our option.

     Defeasance

     At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

     In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision and the Guaranty Failure Provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”) if we comply with the conditions specified in the Indenture.

     In order to exercise either our legal defeasance option or our covenant defeasance option, we must deposit, in trust for the benefit of the Noteholders, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes on the respective stated maturities in accordance with the terms of the Indenture and the Notes.

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (7) or (8) under “—Defaults” above or because of the failure of Newfield to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either of our defeasance options, we must comply with certain other conditions, including that no Default has occurred and is continuing after the deposit in trust and the delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit in trust and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law.

     Satisfaction and Discharge

     In addition, the Indenture will cease to be of further effect with respect to the Notes, subject to exceptions relating to compensation and indemnity of the Trustee and repayment to us of excess money, when:

•	either:

(a)	all outstanding Notes have been delivered to the Trustee for cancellation; or

(b)	all outstanding Notes not delivered to the Trustee for cancellation either:

•	have become due and payable;

•	will become due and payable at their Stated Maturity within one year; or

•	are to be called for redemption within one year; and

•	we have deposited with the Trustee money in trust sufficient to pay the entire indebtedness on the Notes when due; and

•	we have paid all other sums payable by us with respect to the Notes.

Exchange Offer and Registration Rights

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Pursuant to that agreement, we agreed to file the registration statement of which this prospectus is a part with the SEC and to use our reasonable best efforts to have the registration statement declared effective by the SEC and to complete the exchange offer within 45 days after the registration statement became effective. For further information about the exchange offer, please read the discussions under “The Exchange Offer.”

     Pursuant to the registration rights agreement, we also agreed, under limited circumstances, to use our reasonable best efforts to file and have declared effective by the SEC a shelf registration statement for the resale of old notes. The circumstances remaining relevant include:

•	upon advice of our outside counsel, we determine we are not permitted to effect the exchange offer;

•	for any other reason the exchange offer is not consummated within 225 days after the Issue Date; and

•	any Holder (other than an initial purchaser or any of our affiliates) is not eligible to participate in the exchange offer because of any applicable law or interpretations thereof.

     We filed the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. The descriptions of certain relevant portions of the registration rights agreement in this prospectus do not purport to be complete. We urge you to read the registration rights agreement in its entirety because it, and not the descriptions in this prospectus, define your rights under that agreement.

Governing Law

     The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

     The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

     If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities it may incur.

     Wachovia Bank, National Association is the Trustee under the Indenture and has been appointed by us as security registrar and paying agent with regard to the Notes. Our 8 3/8% Senior Subordinated Notes due 2012 also were issued under the Indenture and the Trustee has been appointed by us as security registrar and paying agent with regard to those notes. Wachovia Bank, National Association serves as trustee under the indenture governing our 7.45% Senior Notes due 2007 and the senior indenture governing our 7 5/8% Senior Notes due 2011 (pursuant to which we may issue additional senior debt securities) and is a lender under our credit arrangements Wachovia Capital Markets, LLC, an initial purchaser of the Notes, is an affiliate of the Trustee.

Certain Definitions

     “2002 Issue Date” means August 13, 2002, the date of original issue of the 2012 Notes.

     “2012 Notes” means Newfield’s 8 3/8% Senior Subordinated Notes due 2012.

     “Additional Assets” means:

     (1) any property, plant or equipment used in a Related Business;

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Newfield or another Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     “Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(a)  the sum of:

     (1) discounted future net revenue from proved crude oil and natural gas reserves of Newfield and its Restricted Subsidiaries, calculated in accordance with SEC guidelines, before any state or federal income taxes, as estimated by Newfield’s reserve engineers in a reserve report prepared as of the end of the fiscal year ending at least 45 days prior to the date of determination, as increased by, as of the date of determination, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), of:

     (A) estimated proved crude oil and natural gas reserves of Newfield and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report; and

     (B) estimated crude oil and natural gas reserves of Newfield and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations;

and as decreased by, as of the date of determination, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), attributable to:

     (C) estimated proved crude oil and natural gas reserves of Newfield and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report; and

     (D) reductions in the estimated crude oil and natural gas reserves of Newfield and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance with standard industry practice, result in such determinations;

     (2) the capitalized costs that are attributable to crude oil and natural gas properties of Newfield and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on Newfield’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of Newfield have been made publicly available prior to the date of determination;

     (3) the Net Working Capital as of the end of the most recent fiscal quarter for which financial statements of Newfield have been made publicly available prior to the date of determination; and

     (4) the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of Newfield have been made publicly available prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of Newfield and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year for which financial statements of Newfield have been made publicly available prior to the date of determination (provided that Newfield will not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

(b)	to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

     (1) minority interests;

     (2) any natural gas balancing liabilities of Newfield and its Restricted Subsidiaries reflected in Newfield’s latest audited consolidated financial statements;

     (3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in Newfield’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements them, in effect, or which otherwise are required to be delivered to third parties;

     (4) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in Newfield’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of Newfield and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

     (5) the discounted future net revenue calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in Newfield’s year-end reserve report), would be necessary to satisfy fully the obligations of Newfield and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If Newfield changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “ACNTA” will continue to be calculated as if Newfield were still using the full cost method of accounting.

     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” also means any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Newfield or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.

     “Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of the principal amount of such Note plus any required interest payments due on such Note from the redemption date to September 1, 2009, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

     “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Newfield or any Restricted Subsidiary to Newfield or a Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Newfield or a Restricted Subsidiary);

     (2) all or substantially all the assets of any division or line of business of Newfield or any Restricted Subsidiary; or

     (3) any other assets of Newfield or any Restricted Subsidiary outside of the ordinary course of business of Newfield or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above:

     (A) a disposition by Newfield or a Restricted Subsidiary to Newfield or a Restricted Subsidiary;

     (B) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of Newfield in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation;”

     (C) the trade or exchange by Newfield or any Restricted Subsidiary of any property used in the Oil and Gas Business of Newfield or a Restricted Subsidiary for any similar property of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property received by Newfield or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination will be conclusive evidence of compliance with this provision) of the property (including any cash or cash equivalents) so traded or exchanged;

     (D) the creation of a Lien;

     (E) a disposition of oil and natural gas properties in connection with tax credit transactions complying with section 29 or any successor or analogous provisions of the Code;

     (F) a disposition of the Capital Stock of or any Investment in any Unrestricted Subsidiary;

     (G) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

     (H) any disposition of defaulted receivables that arose in the ordinary course of business for collection; and

     (I) a disposition of assets with a fair market value of less than $5.0 million.

     “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semiannually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

     “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

     (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

     (2) the sum of all such payments.

     “Bank Indebtedness” means all Obligations pursuant to Credit Facilities.

     “Board of Directors” means the board of directors of Newfield or any committee thereof duly authorized to act on behalf of such board.

     “Business Day” means each day that is not a Legal Holiday.

     “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     “Capital Stock” of any Person means any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     “Code” means the internal Revenue Code of 1986, as amended.

     “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial information of

Newfield has been made publicly available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

     (1) if Newfield or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

     (2) if Newfield or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Newfield or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

     (3) if since the beginning of such period Newfield or any Restricted Subsidiary has made any Asset Disposition, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Newfield or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Newfield and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Newfield and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

     (4) if since the beginning of such period Newfield or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of material assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made under the Indenture, that constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Newfield or any Restricted Subsidiary since the beginning of such period) has made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Newfield or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of Newfield. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement will only be taken into account for that portion of the period equal to the remaining term thereof).

     The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the preceding, will be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance will take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

     “Consolidated Interest Expense” means, for any period, the total interest expense of Newfield and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Newfield or its Restricted Subsidiaries, without duplication:

     (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

     (2) amortization of debt discount and debt issuance cost;

     (3) capitalized interest;

     (4) non-cash interest expense;

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

     (6) net payments pursuant to Interest Rate Agreements;

     (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Newfield or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Newfield);

     (8) interest incurred in connection with Investments in discontinued operations;

     (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Newfield or any Restricted Subsidiary; and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Newfield) in connection with Indebtedness Incurred by such plan or trust;

minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

     “Consolidated Net Income” means, for any period, the net income of Newfield and its consolidated Subsidiaries; provided, however, that there will not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than Newfield) if such Person is not a Restricted Subsidiary, except that:

     (A) subject to the exclusion contained in clause (4) below, Newfield’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to Newfield or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

     (B) Newfield’s equity in a net loss of any such Person for such period will not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by Newfield or a Restricted Subsidiary during such period:

     (2) solely for the purposes of determining the aggregate amount available for Restricted Payments under clause (a)(3) of the covenant described under “Certain Covenants—Limitation on Restricted Payments,” any net

income (or loss) of any Person acquired by Newfield or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Newfield, except that:

     (A) subject to the exclusion contained in clause (4) below, Newfield’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Newfield or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

     (B) Newfield’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

     (4) any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of Newfield, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) that are not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of Newfield or any of its Subsidiaries;

     (5) extraordinary or non-recurring gains or losses, together with any related provision for taxes or such gains or losses and all related fees and expenses;

     (6) the cumulative effect of a change in accounting principles;

     (7) any impairment losses on oil and natural gas properties;

     (8) any unrealized noncash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133); and

     (9) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

     Notwithstanding the preceding, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there will be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Newfield or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

     “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of Newfield and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of Newfield ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

     (1) the par or stated value of all outstanding Capital Stock of Newfield plus

     (2) paid-in capital or capital surplus relating to such Capital Stock plus

     (3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     “Credit Facilities” means, with respect to Newfield or any Restricted Subsidiary, one or more debt facilities (including under the Revolving Credit Facility) or commercial paper facilities with banks or other lenders providing revolving credit loans, term loans, Production Payments, receivables financing (including through the sale of receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     “Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

     “Designated Senior Indebtedness,” with respect to a Person means:

     (1) the Bank Indebtedness; and

     (2) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

     “Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

     (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the bolder for Indebtedness or Disqualified Stock; or

     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that (A) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” will not constitute Disqualified Stock if:

     (1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation, to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control;” and

     (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto,

and (B) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of Newfield or Subsidiaries of Newfield or by any such plan to such employees and may be required to be repurchased by Newfield in order to satisfy applicable statutory or regulatory obligations will not constitute Disqualified Stock.

     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

     “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all income tax expense of Newfield and its consolidated Restricted Subsidiaries;

     (2) Consolidated Interest Expense;

     (3) depreciation, depletion, exploration and amortization expense of Newfield and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

     (4) all other non-cash charges of Newfield and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

     (A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

     (B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion, exploration and amortization and non-cash charges of, a Restricted Subsidiary will be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Newfield by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

     “Existing Investments” means assets (including securities) held by Newfield or any of the Restricted Subsidiaries as consideration for an Investment made on or before the Issue Date or acquired thereafter pursuant to any agreement or obligation as in effect on the Issue Date.

     “Finance Person” means a Subsidiary of Newfield that is organized as a business trust or similar entity for the primary purposes of (1) holding Subordinated Indebtedness of Newfield or a Restricted Subsidiary with respect to which payments of interest can, at the election of the issuer thereof, be deferred for one or more payment periods, and (2) issuing Qualifying Trust Preferred Securities, the proceeds of which are lent to Newfield or a Restricted Subsidiary.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole on in part);

provided, however, that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” means any Person Guaranteeing any Indebtedness.

     “Guaranty Agreement” means a supplemental indenture, substantially in the form prescribed in the Indenture, pursuant to which a Subsidiary Guarantor guarantees Newfield’s obligations with respect to the Notes on the terms provided for in the Indenture.

     “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

     “Holder” or “Noteholder” means the Person in whose name a Note is registered on the security registrar’s books.

     “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun has a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants — Limitation on Indebtedness:”

     (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

     (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

     (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

     (4) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133)

will not be deemed to be Incurrences of Indebtedness.

     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawing upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends) (and the term “Incur Indebtedness” and similar terms include issuances of such Disqualified Stock and Preferred Stock);

     (6) all obligations of the types referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the types referred to in clauses (1) through (6) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property or asset and the amount of the obligation so secured;

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

     (9) any Guarantee by such Person of production or payment with respect to a Production Payment,

if and to the extent, in the case of obligations of the types referred to in clauses (1), (2) and (3) above, such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

     Except as expressly provided in clause (9) above, Production Payments and Reserve Sales will not constitute “Indebtedness.” For purposes of the covenant captioned “—Certain Covenants — Limitation on Indebtedness,” Indebtedness will not include Qualifying Trust Preferred Securities and debt securities related to Qualifying Trust Preferred Securities held by a Finance Person.

     Notwithstanding the preceding, in connection with the purchase by Newfield or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

     The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Newfield.

     “Interest Rate Agreement” means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     “Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee but excluding any such extension of credit made in the ordinary course of business to any customer or supplier) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for in the Indenture, the amount of an Investment will be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

     (1) “Investment” includes the portion (proportionate to Newfield’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Newfield at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

     (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     “Issue Date” means August 18, 2004.

     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     “Moody’s” means Moody’s Investors Service, Inc., and any successor to its credit rating business.

     “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

     (1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foregoing and local and other taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

     (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

     (4) the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Newfield or any Restricted Subsidiary after such Asset Disposition.

     “Net Gash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     “Net Present Value” means, with respect to any proved oil and natural gas reserves, the discounted future net cash flows associated with such reserves, determined in accordance with the rules and regulations (including interpretations (thereof) of the SEC in effect on the date of the Offering Memorandum pursuant to which the old notes were offered and sold.

     “Net Working Capital” means:

     (1) all current assets of Newfield and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

     (2) all current liabilities of Newfield and its Restricted Subsidiaries, except current liabilities included in Indebtedness and current liabilities from commodity price risk management activities arising in the ordinary course of business, determined in accordance with GAAP.

     “Non-Recourse Purchase Money Indebtedness” means (1) Indebtedness (other than Capital Lease Obligations) of Newfield or any Restricted Subsidiary incurred in connection with the acquisition by Newfield or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by Newfield or such Restricted Subsidiary in conducting its operations) and (2) any renewals and refinancings of such Indebtedness; provided, however, that the holders of such Indebtedness described in clauses (1) and (2) agree that they will look solely to the fixed assets so acquired that secure such Indebtedness (subject to customary exceptions such as indemnifications for environmental and title matters and fraud) for payment on or in respect of such Indebtedness and no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms of any other Indebtedness of Newfield or a Restricted Subsidiary, any holder of such other Indebtedness to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

     “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

     “Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Newfield or its principal executive, financial or accounting officer.

     “Officers’ Certificate” means a certificate signed by two Officers.

     “Oil and Gas Business” means:

     (1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other hydrocarbon and mineral properties;

     (2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;

     (3) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, natural gas, other hydrocarbons and minerals and products produced in association therewith; and

     (4) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (3) of this definition.

     “Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreement and any other agreement or arrangement designed to protect Newfield or any Restricted Subsidiary against fluctuations in oil and natural gas prices.

     “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Newfield or the Trustee.

     “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or has become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

     (1) ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and

     (2) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

“Permitted Investment” means an Investment by Newfield or any Restricted Subsidiary in:

     (1) Newfield, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

     (2) cash and Temporary Cash Investments;

     (3) receivables owing to Newfield or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Newfield or any such Restricted Subsidiary deems reasonable under the circumstances;

     (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (5) loans or advances to officers, directors and employees made in the ordinary course of business consistent with past practices of Newfield or such Restricted Subsidiary;

     (6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Newfield or any Restricted Subsidiary or in satisfaction of judgments;

     (7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or consideration received for a disposition not constituting an Asset Disposition;

     (8) any Person where such Investment was acquired by Newfield or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Newfield or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Newfield or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

     (9) any acquisitions of Capital Stock solely in exchange for Capital Stock (other than Disqualified Stock) of Newfield; provided, however, that the fair market value of such Capital Stock, when taken together with all other Capital Stock acquired pursuant to this clause (9) and at the time owned by Newfield or its Restricted Subsidiaries, does not exceed $10.0 million;

     (10) Hedging Obligations;

     (11) obligations of one or more officers, directors or employees of Newfield or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of Newfield (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of

Newfield and its Restricted Subsidiaries are paid by Newfield or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

     (12) Existing Investments and any Investments made with the proceeds of any dispositions thereof;

     (13) Permitted Business Investments;

     (14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

     (15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

     (16) any Person, not otherwise permitted to be made pursuant to clauses (1) through (15), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date pursuant to this clause, does not exceed $50 million at any one time outstanding, measured as of the date such Investments are made without giving effect to any subsequent changes in value (which Investments will be deemed no longer outstanding only upon the return of capital thereof).

     “Permitted Liens” means the following types of Liens:

     (1) Liens securing Senior Indebtedness;

     (2) Liens in favor of Newfield or a Restricted Subsidiary;

     (3) Liens securing the Notes;

     (4) Liens existing as of the Issue Date; and

     (5) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     “Principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note that is due or overdue or is to become due at the relevant time.

     “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     “Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds front the sale of production attributable to such properties.

     “Public Equity Offering” means an underwritten primary public offering of common stock of Newfield pursuant to an effective registration statement under the Securities Act.

     “Public Market” exists at any time with respect to the common stock of Newfield if it is then (1) registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act and (2) traded either on a national securities exchange or on the Nasdaq Stock Market.

     “Qualified Redemption Transaction” means redemption of any Capital Stock or Subordinated Obligation (including any Subordinated Indebtedness accounted for as a minority interest of Newfield that is held by a Finance Person) that by its terms is convertible into common stock of Newfield if on the date of notice of call for such redemption (1) a Public Market exists in the shares of common stock of Newfield and (2) the average closing price on the Public Market for shares of common stock of Newfield for the 20 trading days immediately preceding the date of notice exceeds the product of (x) the redemption price expressed as a percentage of the stated value or amount of the item being redeemed and (y) 120% of the conversion price per share of common stock of Newfield issuable upon conversion of the Capital Stock or Subordinated Obligation called for redemption.

     “Qualifying Trust Preferred Securities” means preferred trust securities or similar securities issued by a Finance Person after the Issue Dale.

     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” have correlative meanings.

     “Refinancing Indebtedness” means Indebtedness that Refinances any indebtedness of Newfield or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

     (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness will not include (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of Newfield or (B) Indebtedness of Newfield or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     “Related Business” means the Oil and Gas Business and any other business in which Newfield or a Subsidiary was engaged on the issue Date and any business related, ancillary or complementary thereto.

     “Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

     “Restricted Payment” with respect to any Person means:

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), dividends or distributions payable solely to

Newfield or a Restricted Subsidiary and dividends or other distributions made by a subsidiary to the holders of any class of its Capital Stock on a pro rata basis);

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Newfield held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Newfield (other than Newfield or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Newfield that is not Disqualified Stock);

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

     (4) the making of any Investment (other than a Permitted Investment) in any Person.

     “Restricted Subsidiary” means any Subsidiary of Newfield that is not an Unrestricted Subsidiary.

     “Revolving Credit Facility” means the Credit Agreement dated as of March 16, 2004, among Newfield, JPMorgan Chase Bank, as Administrative Agent and issuing Bank, and the lenders party thereto, as amended from time to time.

     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its credit rating business.

     “Sale/Leaseback Transaction” means an arrangement relating to property owned by Newfield or a Restricted Subsidiary on the Issue Date or thereafter acquired by Newfield or a Restricted Subsidiary whereby Newfield or a Restricted Subsidiary transfers such property to a Person and Newfield or a Restricted Subsidiary leases it from such Person.

     “SEC” means the U.S. Securities and Exchange Commission.

     “Secured Indebtedness” means any indebtedness of Newfield secured by a Lien.

     “Securities Act” means the U.S. Securities Act of 1933, as amended.

     “Senior Indebtedness” means with respect to any Person:

     (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

     (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness does not include:

     (1) any Obligation of such Person to any Subsidiary;

     (2) any Disqualified Stock;

     (3) any Indebtedness or other Obligation (and any accrued and unpaid interest in respect thereof) of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

     (4) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     “Senior Subordinated Indebtedness” means, with respect to a Person, the Notes and the 2012 Notes (in the case of Newfield), a Subsidiary Guaranty (in the case of a Subsidiary Guarantor) with respect to either the Notes or the 2012 Notes and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

     “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Newfield within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

     (1) such Person;

     (2) such Person and one or more Subsidiaries of such Person; or

     (3) one or more Subsidiaries of such Person.

Unless otherwise specified, “Subsidiary” means a Subsidiary of Newfield.

     “Subsidiary Guarantor” means each Subsidiary of Newfield that guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such Subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture.

     “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of Newfield’s obligations with respect to the Notes.

     “Temporary Cash Investments” means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

     (2) investments in demand accounts and the deposit accounts, bankers’ acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within twelve months of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt that is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker-dealer or mutual fund distributor;

     (3) investments in deposits available for withdrawal on demand with any commercial bank organized under the laws of any country in which Newfield or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;

     (4) repurchase (or reverse repurchase) obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

     (5) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Newfield) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

     (6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United Stales of America, or by any political subdivision on taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

     “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to September 1, 2009 or, in the case of defeasance, to maturity; provided, however, that if the average life to September 1, 2009 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to September 1, 2009 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

     “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

     “Trustee” means Wachovia Bank, National Association until a successor replaces it and, thereafter, means the successor.

     “Unrestricted Subsidiary” means:

     (1) any Subsidiary of Newfield that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of Newfield (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Newfield or any other Subsidiary of Newfield that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants-Limitation on Restricted Payments.”

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) Newfield could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default has occurred and is continuing. Any such designation by the Board of Directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of

Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

     “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     “Wholly Owned Subsidiary” means any Restricted Subsidiary if:

     (1) all of the Capital Stock of such Restricted Subsidiary, other than any directors’ qualifying shares and, in the case of Newfield China, LDC, its preferred shares that are outstanding on the Issue Date, is owned directly or indirectly by Newfield or

     (2) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that Newfield, directly or indirectly, owns the remaining Capital Stock of such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings. We have not obtained an opinion of counsel and have not sought a ruling from the Internal Revenue Service, and we can give you no assurance that the IRS will agree with the following discussion. Changes in the applicable law may occur that may be retroactive and could affect the tax consequences to you of the receipt of new notes in exchange for old notes in the exchange offer. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below. We recommend that you consult your own tax advisor as to the particular tax consequences of receiving new notes in exchange for old notes in the exchange offer, including the applicability and effect of any state, local or foreign tax law.

     The exchange of old notes for new notes in the exchange offer will not constitute a taxable event. The new notes will be treated as a continuation of the old notes. Consequently, you will not recognize gain upon receipt of a new note in exchange for an old note in the exchange offer, your basis in the new note received in the exchange offer will be the same as your basis in the corresponding old note immediately before the exchange and your holding period in the new note will include your holding period in the old note. The United States federal income tax consequences of holding and disposing of a new note received in the exchange offer will be the same as the United States federal income tax consequences of holding and disposing of an old note.

PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for old notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     We believe that you may not transfer new notes issued in the exchange offer in exchange for old notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired old notes directly from us; or

•	a broker-dealer that acquired old notes as a result of market-making activities or other trading activities, unless you comply with the registration and prospectus delivery requirements of the Securities Act.

     If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Procedures for Tendering — Your Representations to Us” of this prospectus and in the letter of transmittal.

     In addition, each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation of any proceeding for that purpose;

•	we determine that the suspension is required by law or the suspension is taken by us in good faith and for valid business reasons, including the acquisition or divestiture of assets or a material corporate transaction or event; or

•	the happening of any event makes any statement made in this prospectus untrue in any material respect or constitutes an omission to state a material fact in this prospectus.

     If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on such notes; or

•	a combination of such methods of resale.

     The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

     Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all reasonable expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of old notes, other than commissions and concessions of any broker or dealer. We also have agreed that we will indemnify specified holders of the notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES

     Vinson & Elkins L.L.P., Houston, Texas, our outside legal counsel, has issued an opinion about the validity of the new notes.

EXPERTS

     The consolidated financial statements of Newfield Exploration Company incorporated in this prospectus by reference to Amendment No.1 to our Annual Report on Form 10-K/A for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our change in accounting methods for our asset retirement obligations, derivatives and hedging activities and our crude oil inventories as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Inland Resources Inc. as of December 31, 2003 and for the year then ended incorporated in this prospectus by reference to Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on November 12, 2004 have been audited by Hein & Associates LLP, as set forth in their report thereon filed therewith. Such consolidated financial statements are so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we filed with the SEC relating to the exchange offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and these securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

     The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC, which means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference in this prospectus is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information filed with or furnished to the SEC and not deemed incorporated) will automatically update and supersede information previously included.

     We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than information furnished to, and not filed with, the SEC) until the offering made by this prospectus terminates:

•	our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	our Current Reports on Form 8-K filed on March 16, 2004; April 22, 2004; June 10, 2004; June 15, 2004; July 21, 2004; August 6, 2004; August 10, 2004; August 13, 2004; August 30, 2004 (as amended by Amendment No. 1 thereto on Form 8-K/A filed on November 12, 2004); September 15, 2004; September 15, 2004; September 23, 2004; November 5, 2004; December 15, 2004; January 19, 2005; and January 19, 2005.

     You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

Newfield Exploration Company
363 N. Sam Houston Pkwy E., Suite 2020
Houston, Texas 77060
Attention: Stockholder Relations
Telephone: (281) 847-6000

ANNEX A

LETTER OF TRANSMITTAL

TO TENDER

OUTSTANDING 6 5/8% SENIOR SUBORDINATED NOTES DUE 2014

OF

NEWFIELD EXPLORATION COMPANY

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED JANUARY            , 2005

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY , 2005, UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is:

Wachovia Bank, National Association
Corporate Actions – NC1153
1525 West W. T. Harris Blvd., 3C3
Charlotte, North Carolina 28288
Attention: Marsha Rice
Telephone: (704) 590-7413

     If you wish to exchange currently outstanding 6 5/8% senior subordinated notes due 2014 for an equal aggregate principal amount at maturity of new 6 5/8% senior subordinated notes due 2014 pursuant to the exchange offer, you must validly tender (and not withdraw) outstanding notes to the exchange agent prior to the expiration of the exchange offer.

     The undersigned hereby acknowledges receipt and review of the Prospectus, dated January         , 2005 (the “Prospectus”), of Newfield Exploration Company (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its 6 5/8% Senior Subordinated Notes due 2014 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 6 5/8% Senior Subordinated Notes due 2014 (the “Old Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on February  , 2005 (the “Expiration Time”), unless the Exchange Offer is extended by the Issuer. The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Time” shall mean the latest date and time to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of Old Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the date of the previously scheduled Expiration Time.

     This Letter of Transmittal is to be used by holders of Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message, known as an “agent’s message,” to the exchange agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive prior to the Expiration Time an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

     BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

SIGNATURES MUST BE PROVIDED
PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

     1. By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

     2. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender those Old Notes and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of your Old Notes.

     3. You understand that the tender of Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuer as to the terms and conditions set forth in the Prospectus.

     4. By tendering Old Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

     5. By tendering Old Notes in the Exchange Offer, you hereby represent and warrant that:

a.	the New Notes you acquire pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b.	you have no arrangement or understanding with any person to participate in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

c.	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer or, if you are an affiliate of the Issuer, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

d.	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of New Notes; and

e.	if you are a broker-dealer, you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

     6. You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), be entitled to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of August 18, 2004 (the “Registration Rights Agreement”), by and among the Issuer and the Initial Purchasers (as defined therein).

     7. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer.

     8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.           Book-Entry Confirmations. Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to the Expiration Time.

2.           Partial Tenders. Tenders of Old Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after Old Notes are accepted for exchange in the Exchange Offer.

3.           Validity of Tenders. All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions with respect to this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, none of the Issuer, the Exchange Agent or any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in this Letter of Transmittal, as soon as practicable following the Expiration Time.

4.           Waiver of Conditions. The Issuer reserves the absolute right to waive, in whole or part, up to the Expiration Time, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.           No Conditional Tender. No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.           Request for Assistance or Additional Copies. Requests for assistance or for additional copies of the Prospectus may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal.

7.           Withdrawal. Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “The Exchange Offer—Withdrawal of Tenders.”

8.           No Guarantee of Late Delivery. There is no procedure for guarantee of late delivery.

     IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED AND DELIVERED IT.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Newfield expects to maintain policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

     Article Seventh of Newfield’s Second Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), together with Article VI of Newfield’s Restated Bylaws, as amended (the “Bylaws”), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and Bylaws were adopted or as may be thereafter amended. Article VI expressly provides that it is not the exclusive method of indemnification.

     Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

     Article Seventh of Newfield’s Certificate of Incorporation and Article VI of Newfield’s Bylaws also provide that the registrant may maintain insurance, at the registrant’s expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Seventh of the Certificate of Incorporation contains such a provision.

     Howard H. Newman, a director of Newfield and a Vice Chairman, Managing Director and member of Warburg Pincus L.L.C. and a general partner of Warburg, Pincus & Co., is indemnified by affiliates of Warburg Pincus L.L.C. and Warburg, Pincus & Co. against certain liabilities that he may incur as a result of his serving as a director of Newfield.

ITEM 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

     The following instruments and documents are filed or furnished as exhibits to this registration statement. Exhibits incorporated by reference are so indicated by parenthetical information.

Exhibit No.	Exhibit
4.1.1	Second Restated Certificate of Incorporation of Newfield (incorporated by reference to Exhibit 3.1 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12534))

4.1.2	Certificate of Amendment to Second Restated Certificate of Incorporation of Newfield dated May 15, 1997 (incorporated by reference to Exhibit 3.1.1 to Newfield’s Registration Statement on Form S-3 (Registration No. 333-32582))

4.1.3	Certificate of Amendment to Second Restated Certificate of Incorporation of Newfield dated May 12, 2004 (incorporated by reference to Exhibit 4.2.3 to Newfield’s Registration Statement on Form S-8 (Registration No. 333-116191))

4.1.4	Certificate of Designation of Series A Junior Participating Preferred Stock, par value $0.01 per share, setting forth the terms of the Series A Junior Participating Preferred Stock, par value $0.01 per share (incorporated by reference to Exhibit 3.5 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-12534))

4.2	Restated Bylaws of Newfield as amended by Amendment No. 1 thereto adopted January 31, 2000 (incorporated by reference to Exhibit 3.3 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12534))

4.3	Rights Agreement, dated as of February 12, 1999, between Newfield and ChaseMellon Shareholder Services L.L.C., as Rights Agent, specifying the terms of the Rights to Purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of Newfield (incorporated by reference to Exhibit 1 to Newfield’s Registration Statement on Form 8-A filed with the SEC on February 18, 1999 (File No. 1-12534))

4.4	Indenture dated as of October 15, 1997 among Newfield, as issuer, and Wachovia Bank, National Association (formerly First Union National Bank), as trustee (incorporated by reference to Exhibit 4.3 to Newfield’s Registration Statement on Form S-4 (Registration No. 333-39563))

4.5	Senior Indenture dated as of February 28, 2001 between Newfield and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (incorporated by reference to Exhibit 4.1 to Newfield’s Current Report on Form 8-K filed with the SEC on February 28, 2001 (File No. 1-12534))

4.6.1	Subordinated Indenture dated as of December 10, 2001 between Newfield and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (incorporated by reference to Exhibit 4.5 to Newfield’s Registration Statement on Form S-3 (Registration No. 333-71348)

Exhibit No.	Exhibit
4.6.2	First Supplemental Indenture, dated as of August 13, 2002, to Subordinated Indenture dated as of December 10, 2001 between Newfield and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Newfield’s Current Report on Form 8-K filed with the SEC on August 13, 2002 (File No. 1-12534))

*4.6.3	Second Supplemental Indenture, dated as of August 18, 2004, to Subordinated Indenture dated as of December 10, 2001 between Newfield and Wachovia Bank, National Association, as Trustee

*4.7	Registration Rights Agreement dated August 18, 2004, among Newfield, Morgan Stanley & Co. Incorporated and the other initial purchasers named therein

*5.1	Opinion of Vinson & Elkins L.L.P.

8.1	Opinion of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

*12.1	Computation of ratio of earnings to fixed charges

*23.1	Consent of PricewaterhouseCoopers LLP

*23.2	Consent of Hein & Associates LLP

23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this registration statement)

*25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Indenture

*Filed or furnished herewith.

(b)	Financial Statement Schedules

Not applicable.

ITEM 22. Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 13, 2005.

NEWFIELD EXPLORATION COMPANY
By:	/s/ Terry W. Rathert
Terry W. Rathert
Senior Vice President and Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry W. Rathert, Brian L. Rickmers and C. William Austin, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-4 Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of January, 2005.

Signature	Title
/s/ David A. Trice David A. Trice	President, Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)

/s/ Terry W. Rathert Terry W. Rathert	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brian L. Rickmers Brian L. Rickmers	Controller (Principal Accounting Officer)

/s/ Philip J. Burguieres Philip J. Burguieres	Director

/s/ Charles W. Duncan, Jr. Charles W. Duncan, Jr.	Director

/s/ Claire S. Farley Claire S. Farley	Director

/s/ Joe B. Foster Joe B. Foster	Director

Signature	Title
Dennis R. Hendrix	Director

/s/ John Randolph Kemp III John Randolph Kemp III	Director

/s/ J. Michael Lacey J. Michael Lacey	Director

/s/ Joseph H. Netherland	Director
Joseph H. Netherland

/s/ Howard H. Newman Howard H. Newman	Director

/s/ Thomas G. Ricks Thomas G. Ricks	Director

/s/ David F. Schaible David F. Schaible	Director

/s/ C. E. Schultz C.E. Shultz	Director

J. Terry Strange	Director

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1.1	Second Restated Certificate of Incorporation of Newfield (incorporated by reference to Exhibit 3.1 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12534))

4.1.2	Certificate of Amendment to Second Restated Certificate of Incorporation of Newfield dated May 15, 1997 (incorporated by reference to Exhibit 3.1.1 to Newfield’s Registration Statement on Form S-3 (Registration No. 333-32582))

4.1.3	Certificate of Amendment to Second Restated Certificate of Incorporation of Newfield dated May 12, 2004 (incorporated by reference to Exhibit 4.2.3 to Newfield’s Registration Statement on Form S-8 (Registration No. 333-116191))

4.1.4	Certificate of Designation of Series A Junior Participating Preferred Stock, par value $0.01 per share, setting forth the terms of the Series A Junior Participating Preferred Stock, par value $0.01 per share (incorporated by reference to Exhibit 3.5 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-12534))

4.2	Restated Bylaws of Newfield as amended by Amendment No. 1 thereto adopted January 31, 2000 (incorporated by reference to Exhibit 3.3 to Newfield’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12534))

4.3	Rights Agreement, dated as of February 12, 1999, between Newfield and ChaseMellon Shareholder Services L.L.C., as Rights Agent, specifying the terms of the Rights to Purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of Newfield (incorporated by reference to Exhibit 1 to Newfield’s Registration Statement on Form 8-A filed with the SEC on February 18, 1999 (File No. 1-12534))

4.4	Indenture dated as of October 15, 1997 among Newfield, as issuer, and Wachovia Bank, National Association (formerly First Union National Bank), as trustee (incorporated by reference to Exhibit 4.3 to Newfield’s Registration Statement on Form S-4 (Registration No. 333-39563))

4.5	Senior Indenture dated as of February 28, 2001 between Newfield and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (incorporated by reference to Exhibit 4.1 to Newfield’s Current Report on Form 8-K filed with the SEC on February 28, 2001 (File No. 1-12534))

4.6.1	Subordinated Indenture dated as of December 10, 2001 between Newfield and Wachovia Bank, National Association (formerly First Union National Bank), as Trustee (incorporated by reference to Exhibit 4.5 to Newfield’s Registration Statement on Form S-3 (Registration No. 333-71348)

4.6.2	First Supplemental Indenture, dated as of August 13, 2002, to Subordinated Indenture dated as of December 10, 2001 between Newfield and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to Newfield’s Current Report on Form 8-K filed with the SEC on August 13, 2002 (File No. 1-12534))

*4.6.3	Second Supplemental Indenture, dated as of August 18, 2004, to Subordinated Indenture dated as of December 10, 2001 between Newfield and Wachovia Bank, National Association, as Trustee

*4.7	Registration Rights Agreement dated August 18, 2004, among Newfield, Morgan Stanley & Co. Incorporated and the other initial purchasers named therein

*5.1	Opinion of Vinson & Elkins L.L.P.

Exhibit No.	Exhibit
8.1	Opinion of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

*12.1	Computation of ratio of earnings to fixed charges

*23.1	Consent of PricewaterhouseCoopers LLP

*23.2	Consent of Hein & Associates LLP

23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this registration statement)

*25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Indenture

*Filed or furnished herewith.